Exhibit 99.2

Transcript of
ImageWare Systems, Inc.
Second Quarter 2007 Earnings Conference Call
August 8, 2007

PARTICIPANTS
Christiana Pells, LHA
Jim Miller, Chairman and CEO.
Wayne Wetherell, SVP of Administration and CFO,

Operator:
Greetings, ladies and gentlemen, and welcome to the ImageWare Systems second quarter 2007 earnings conference call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during today’s conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Ms. Christiana Pells of LHA.  Thank you ma’am, you may now begin.

Christiana Pells, LHA
Thanks our operator and good morning everyone.  With us on the call today are Jim Miller, ImageWare’s Chairman and CEO, and Wayne Wetherell, CFO.

Before I turn the call over to management, I would like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey the Company’s progress, business opportunities, and growth prospects, this major caution is that such forward-looking statements represent management’s opinion. Our management believes such representation to be true and accurate based on information available to the Company, actual results may differ materially from those described. The Company’s operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission. I would now like to turn the call over to Jim.

Jim Miller - ImageWare Systems - Chairman and CEO
Thank you Christiana, and thank you all for joining us today.  We are very excited about what is happening at ImageWare.  As you know, we sell our robust identity management software solutions, mostly through large system integrator, the government and military agencies, law enforcement groups, of course administrators, and healthcare and first responder organizations worldwide.  Many of our customers demand confidentiality, which ties our hands on when we can announce agreements and with whom they are made.  However, we continue to be busy, and in the third quarter we have already recorded 2.4 million in revenue.

Although in the second quarter we were disappointed, some revenue was pushed out; we did grow revenue sequentially from 1.3 million in the first quarter to 1.8 million in the second quarter.  Also, we closed the quarter with a backlog of 1.9 million, a portion of which has already been recorded as revenue in this quarter.  That said, we remain excited about 2007 opportunity, and we reiterate our guidance for the second half of 2007.  We continue to expect that quarterly run-rate near or above break even, in term so of net income, and cash flow.  We remain steadfast in our vision to leverage system integrators to deliver our scalable systems, to meet identity management needs, be it serving corporations with personal identification verification, ports with transportation worker identification cards, or the U.S. Government Agencies with Homelands Securities Presidential directive 12 standards.

During the quarter, we deepened and broadened relationships with system integrators, partners and customers.  We have had a relationship with the United States Department of Veteran Affairs for a few years.  Partnering with a large systems integrator, we expanded this work in July.  We received, shipped and recorded revenue for 1.35 million dollar orders, and then secured a maintenance and support agreement, bringing the total value to 1.7 million.  For HSPD-12 compliance, the VA is rolling out more than 225 enrollment cites and the initial issuance of approximately 550 thousand PIV credentials.  It is, we believe, the largest installation of its kind to date.  ImageWare will provide the VA a variety of services, including multi biometric enrollment, and management of face, livescan finger print and finger print minutia.  Identity proofing embedded to prevent fraud and duplicate registrations, and the management of all biometric devices.  Also, throughout the quarter, we received a number of orders from undisclosed parties, totaling 700 thousand per biometric engine in law enforcement.  These customers are new and existing relationships with Federal, State and Local Government, and Law Enforcement Agencies.

In May, we were honored with IBM Tivoli validated our IWS Good solution as a ready for Tivoli software solution.  Indicating our PIV solution meets or exceeds IBM compatibility criteria, and successfully integrates with the IBM Tivoli Identity Manager product.  Also in June, Oracle selected ImageWare as one of the eight partners to provide value-added integrations to Oracle Identity Management, as part of its extended identity management ecosystem, and reference architecture initiatives.

In Canada, their Citizenship and Immigration Canada leveraged ImageWare’s multi biometric identity management expertise as part of their ongoing biometrics field trial to support border security initiatives and analyze data to reduce the potential of identity fraud.  In the United States our salesforce joined Honeywell in some marketing meetings demonstrating HSPD-12 and Quick Solutions, using our technology.  We are thrilled to say that the solutions were well received, and Honeywell is completing the product integration phase.  We are very pleased with the continued progress.

In Australia, our systems integrator partner, Argus Solutions Limited has advised us that the Tasmanian Police have selected our law enforcement solutions, and we expect a purchase order shortly.  Our channel partners continue to educate customers about our product, and true to these efforts, the Kentucky Department of Health recently selected ImageWare’s Comprehensive Credentialing Solution for the Kentucky Health Emergency listing of professionals for SURGE or K-Helps.  K-Helps is a state based system to register medical professionals interested in volunteering to offer assistance during public health emergencies or disasters.  It is standardized on ImageWare’s solution, the streamlined advanced registration and credentialing of volunteer health professionals need to augment a hospital or other medical facility to meet patient and/or victim care in increased surged capacity needs.  Also, from July 22 thru July 28, we demonstrated our products as the International Association for Identifications Annual Conference, which was held in San Diego.

Now I’ll provide an industry update.  First a note on the Transportations Security Administration or TSAs transportation worker identification credential program, which is more commonly known as TWIC.  At this time, the deadline for all transportation workers to be required to have a

TWIC card in their possession has been extended from the initially slated date of July 2007 thru September 2008.  The Government Accountability Officer or the GAO estimates that there are 750 thousand mariners at 3,500 facilities.  And more than 10 thousand vessel’s, which presents a significant challenge to the TSA and Coast Guard, however, they feel this deadline is attainable.  While there has been a set back in certain government agencies, so state that continue to move ahead implementing worker ID programs for their ports.  For example, the Florida Uniform Port Access card or FUPAC complies with the TWIC mandate.  This is a particularly exciting development for us at ImageWare, as we are being used in the FUPAC solution.  Another program that has had its delays is HSPD-12, which required agencies to begin issuing smart cards to Federal Civilian employees and contractors, to control physical and logical access.  The first deadline of October 2006 was addressed by issuing a limited number of cards, and the new deadline for full implementation is October 2008.  However, many agencies are moving full steam ahead. For example, ImageWare has delivered on the Veterans Administration product as we discussed.

Now, I would like to turn it over to Wayne for some commentary on our financials.  Wayne.

Wayne Wetherell - ImageWare Systems - SVP of Administration and CFO
Thank you Jim.  Revenue for the quarter ended June 30, 2007 totaled 1.8 million, compared to 1.3 million in the first quarter of 2007 and 2.9 million in the same quarter of 2006.  Product revenue was 1.2 million for the second quarter of 2007, this compares to 709 thousand for the first quarter of 2007 and 2.3 million in the prior years quarter.  The decrease was due to the timing of project orders and revenue recognition.

Maintenance revenue for the second quarter 2007 was 621 thousand, just about even with the first quarter of 2007 of 627 thousand and up from 556 thousand in the second quarter of 2006.  Gross margins for the quarter were 67% of revenue compared to 64% in the first quarter of 2007 and 68% for the second quarter of 2006.  The second quarter operating expenses totaled 2.5 million, compared to 3.1 million in the last quarter and 3 million in the prior year.  The decrease in operating expenses reflects reduced headcount in sales and marketing, decreased stock-based compensation expenses and lower use of external contract programmers.

The loss from operations was 1.5 million in the quarter, or 10 cents per share.  This is improved from the first quarter net loss of 2.9 million or 21 cents per share, and slightly than the second quarter 2006 net loss of 1.3 million or 10 cents per share.  For the six months ended June 30, 2007, revenue was 3.1 million and net loss was 4.3 million or 31 cents per share.

At June 30, our cash totaled 228 thousand.  Accounts receivable at June 30 were 1 million and that net of allowance per doubtful accounts of 498 thousand.  Sales order backlog at June 30 totaled 1.9 million, as Jim discussed in his opening remarks.

New product orders booked thus far in the third quarter have totaled 2.2 million, not including contract options, totaling an additional 1.3 million.  Revenue recognized against these product orders totaled 2.4 million thus far in the third quarter, which raises our accounts receivable balance to 2.7 million at July 31.  Backlog at July 31, 2007 was 1.5 million.

I would now like to turn the call back to Jim.

Jim Miller - ImageWare Systems - Chairman and CEO
Thanks Wayne.  We continue to work with a clear and dedicated focus, executing on our plan to build relationships with systems integrators, including Honeywell, General Electric, Oracle, Unisys and others.  Also we are furthering relationships with the VA and other military and government agencies.  We are excited about recent activity, and again we remain confident we will achieve quarterly run-rates in the second half of 2007, near or above breakeven levels in terms of both net income and cash flow.  We are looking forward to reporting future development to you in the next quarter’s conference call, and would now like to turn the call to the operator for our Q&A session.

Operator:
Ladies and gentlemen, we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.  Once again, that is *1 to register your questions at this time.

Our first question is coming from David Sterman of Jessup & Lamont.  Please proceed with your question.

<Q>:  Hi guys, how are you?

<A>:  Good morning Dave.

<Q>:  The cash, obviously it is kind of a low level there at the end of the quarter, and I haven’t seen anything in terms of filings of any sort of further cash full stream.  I am just wondering if you can comment on the balance sheet?

<A>:  Well right now, our balance sheet has a very strong accounts receivable.  As I mentioned, 2.7 million is probably the highest it has been in my recollection.  This accounts receivable is collectible all within the next 10 to 30 days, and we’ll bolster our cash position above what you see there in the June 30.

<Q>:  Then you think that is sufficient to tide you over in the near terms, or do you think you need to raise fresh equity this summer?

<A>:  As we have mentioned in the past calls, we continuously look at the cash situation, being close are we are on cash, it is something that we look at constantly.  We also continue to evaluate our options that are available out in the marketplace, in order to bring additional cash in if it is required.  And continue to see options available to us, and evaluate what is best, when it is best, and so on.

<Q>:  Okay, shifting gears a little bit to what looks like a nice little backlog figure, a nice month of July for that matter, and I know you guys have a lot of irons in the pipeline, and probably have more visibility to smaller relationships guests and less visibility to larger relationship guest, but how should we be thinking about August and September, I mean if you guys already, as you are saying July alone was better from a revenue perspective than all of Q2.  You know, should we not really make a leap to say that there could be some further bill here in August and September, or do you think you have a little more to through into the P&L this quarter?

<A>:  Well Dave, as we’ve said, and we have now reaffirmed it.  You know our guidance was that we would hit breakeven or above levels in terms of cash flow and net income.  So in order to obviously get there, the amount of revenue, while we are pleased that we’ve started the quarter off, is going to take more to get there, and at the same time, we’re saying that we’re confident that we are.  So I think that you can make the inference successfully, that we believe there will be more in the quarter.

<Q>: Okay, you are talking about Q3, not just Q4, but even Q3 having a breakeven?

<A>:  Yes, sir correct.

<Q>:  And I think as you said earlier this year that you had talked in generality about the second half, about Q3 and Q4, and obviously it is a little bit too early to look out to Q4, but you have a pretty clear read on what you are working on right now, and what has kind of turned into backlog.

What is your sense of being able to sustain Q3 strength into Q4, or is it a little bit too early to have visibility on this?

<A>:  Well I think we’re feeling pretty positive that that is going to be the case.  A combination of a couple things, some projects, as we said in the commentary, you know, undergoing what has now become unfortunately a typical pattern of delay in implementation, but the delay does not mean that they’ve gone away.  It simply means just that, that instead of a springtime start it’s a fall or winter start, and we’re comfortable with our participation in those projects.  So, you know, we’re feeling very confident about taking the third quarter momentum into the fourth quarter as well.

<Q>:  Okay, and my last question is, you know, obviously we’ve talked a lot about Unisys and GE and Honeywell and they all represent various sized opportunities, but potentially with those opportunities are all able to merge at this current juncture?  Could you help us prioritize amongst those two relationships and, you know, which is the farthest along, which is the second, and which is not so we can be focusing our interests in the right area?

<A>:  Well, there’s a lot of very exciting things that are going on in all of those camps, and as much as I would absolutely love to share all the details with you (I really would), our relationships and our agreements with those folks require us not to be the big development arm for their competitors, so we can’t.  Here’s what we can say.  For example, recently in our win with the VA, that was a win in tandem with Unisys.  They were the system integrator I referred to in my comments that we worked with in that award.  We have other similar initiatives under way with all of the companies we discussed.  Again, the timing of those is difficult to predict, but obviously we’re comfortable that we’re building up quite a momentum with these folks.  I remind all of us that, you know, there’s a very clear path here that we’re taking with these folks, and it is not instant.  I think there might be some misconception really about, you know, from the time you sign one of these relationships how quickly will you see revenue.  We still have to go out and work with the customers to help them integrate software into their products and then they in turn go to market, and while that sale cycle is quicker than we have experienced in the past, it’s still there.  That said, the integrators that we’re working with and some of the new ones that we believe will come online here in the next few months represent, you know, just a tremendously exciting upside for ImageWare and its product.  I mean, as we’ve said in the past, these folks have global sales and marketing teams.  They do not chase small initiatives.  They are going after, you know, world-class infrastructure products, which our software will play a key role.  So, you know, we believe there will be revenue participation for the ImageWare shareholders, and it will commensurate with that kind of work.

<Q>:  Okay, and you know there’s a final question but I know I promised the last one was the final one, but, you know, this is moving into the realm of speculation, but to the extent that these relationships really do start to build and to the extent that over the reminder of the year you do have continuing tax requirements but don’t want to really see further dilution in the share base.  To what extent can you get some sort of upfront advances against some of these, you know, projected revenue streams when you partner?

<A>:  It’s one of those options that Wayne referred to that we’re always looking at.  I think, you know, there certainly is a possibility to do that, yes.

<Q>:  Okay.  Great, I will step back into queue.  Thank you.

<A>:  Okay.  Thanks David.

Operator:
Thank you.  Our next question is coming from Dom LaCava of Canaccord Adams.  Please proceed with your question.

<Q>:  Good morning Jim.  Good morning Wayne.

<A>:  Hi Dom.

<Q>:  So if you did not see these delays that you had mentioned in the press release, what could we have expected revenue to be in the quarter?

<A>:  I’m thinking that probably we would have seen it back to the more normal kind of quarterly rates we’ve seen historically.  You know, look at 2.3 to 2.5 kind of revenue range.

<Q>:  Okay.

<A>:  And again on that point, if you’re working in a team of people and there’s a coordinated development effort, even though we might be ready with our products, if others aren’t, you’re not going to be able to get customer acceptance, and as much as we don’t like it, it is a part of working in these team relationships, and we have little or no control over that.  You know, if one piece of the equation isn’t ready then the rest of the team just has to sit tight and wait for it to be completed in order for us to get the required acceptances to then appropriately book the item as revenue.

<Q>:  Right.  So I guess that leads to one of my next questions, which is what would be the negating catalyst that could drive your revenue from the 2 million range a quarter to the 10 million range, and would that be partnering with more systems integrators or is there a way for you to get kind of a bigger piece of the pie for each solution that you’re going in on with the partners, and is there a way for you to get your software or more of your solutions in to a given installation that you’re moving ahead with your partners or is it just getting more partners?

<A>:  Well, with the partners, that’s a good question, and the partners absolutely play an essential role.  Apart from that, some of the work that we have been doing, our initial phase projects, so the first phase of the deployment, and we believe that there’s very definitely the potential to expand the revenue opportunities and significantly so as Phase I gets implemented and get utilized by the customer and gives way to a Phase II or a larger deployment.

<A>:  Well, I think all should keep in mind that biometrics is still a relatively new technology.  It is being used in the way that new technologies are often used.  They’re tried first before they’re implemented on a mass scale, and we are very much at the start of that phase, but the good news is that there have been absolute indicators and positive ones that Phase I successful implementations will lead to significantly larger Phase 2.

<Q>:  Okay, so you feel confident you can get more touch points I guess until you’re given the end customer down the road?

<A>:  Yeah.

<Q>:  Okay.

<A>:  Absolutely.

<Q>:  I mean, I know that your sales process is kind of driven by the integrators.  You know, I just wanted to see what your view was as far as getting more control over how much ImageWare software goes into the end solution, but it sounds like there are opportunities there.

<A>:  Yeah, absolutely.  We still have a number of direct relationships that we are working on, so it’s not just the revenue that’s driven by our integration partners, although that will be significant we believe going forward.  There will also be similar significant revenue coming from our own direct efforts with our customers, the end-user.

<Q>:  Okay, good.  And it looks like we’re already shaping up here to seeing a pretty good September quarter.  You mentioned the 2.4 million backlog secured, and then you have 1.5 million in current backlogs.  Is there any way you could break that out by kind of how much of that would be recurring in nature?  I know we’ve talked about this before but just kind of any qualitative commentary around that?

<A>:  Well the 1.5 recurring backlog is only related to product backlog, not maintenance, and maintenance is our primary recurring revenue.

<Q>:  Right.

<A>:  Of the backlog, I believe the majority of that would be what you would call non-recurring because it’s related to specific orders.  The reason I say that, we do have a recurring side of our products business, which is our boxed product and our channel business, but generally we will book an order and ship an order within days of receipt of the order in box products so it doesn’t end up in backlog unless it just happened to come in the day before the cut-off period.

<Q>:  Okay, got it.  Okay and then moving on to the Oracle deal.  Can you just wrap a little color around how that partnership will work going forward and just help us understand that partnership a little better?

<A>:  Sure.  Well, we’ve been working with Oracle, and as they announced publicly, we’re part of a group that is in an initiative that they’re having to really structure their products to respond to their customers’ needs for identity management both physical and in their case emphasizing more logical.  We are working with them to be able to supply the ImageWare product content into their products so that their customers, should they desire to have biometrics and therefore the biometric engine to act with these forage and clearinghouse vehicles for the biometrics storage for their authentication, would be able to engage the ImageWare product directly off the Oracle product suite.

<Q>:  Okay.

<A>:  And we’ve been working along the path.  You know, as I have said, you’ve seen Oracle’s public announcement in June about that.  We continue to work on moving that initiative ahead, and we’re fairly confident here we’ll see some more from both companies on that in the near future.

<Q>:  Okay, and so I think what you’re saying is that you haven’t seen any new business yet from Oracle, so that’s more potential upside?

<A>:  Yes, correct.

<Q>:  Okay, and then going back to my earlier point around maybe penetrating the end customer a little more.  Does this Oracle partnership present kind of a different opportunity than you current systems integrators?  You know, is there an opportunity to get a bigger piece of the pie with these types of partnerships or should we look at this as similar to the partnerships you already have?

<A>:  Yeah, I think for now it’s probably better to do the latter.  You know, that’s kind of where we are right now.  As the product offering ripens into a sellable product that could change going forward.

<Q>:  Okay, great.  Thank you.

<A>:  You bet.  Thank you.

Operator:
Thank you.  Our next question is coming from Jeremy Grant of Stanford Group.  Please proceed with your question.

<Q>:  Thanks.  Good morning guys.

<A>:  Hi Jeremy.

<Q>:  Hey, I had to jump off the call for part of the time, and this question may have already been asked.  You mentioned 2.4 million in new bookings, but then I also thought you said that 2.4 is also already recognized for Q3 already?

<A>:  Yeah, 2.4 million in product revenue, not necessarily related to those specific bookings, had already been recognized in revenue this quarter, yes.

<Q>:  Okay, so that’s the base we’re looking at.  That’s the minimum that you guys are going to report three months from now?

<A>:  Well, that’s where we were by the end of July.

<Q>:  Okay, so we have upside from there?

<A>:  Yes.

<Q>:  And then the other question was I know that the systems integrator bids for the FBI’s NGI project are due, I think, a week from today, and the FBI has broken this down to picking the integrator first and then the biometric solution, but I could also see your technology playing I guess on both portions of the bid.  I wanted to know if you’re able to say whether you’re part of any of the integrators that are bidding on this or if you see your potential plan of NGI coming in really I guess early next year when they start to pick the biometric solution?

<A>:  Yeah, I think the latter.  For the former, the Bureau has indicated that it will conduct at least nine months of testing, so it’s really in the opening stages of this.  There really isn’t a role for us with the integrator bid, so we’re looking at the second phase of that next year.

<Q>:  Okay, thanks.

<A>:  Yep.

Operator:
Ladies and gentlemen, once again if you do have a question, please press *1 on your telephone keypad at this time.

Our next question is coming from David Sokolove of Leviticus Partners.  Please proceed with your question.

<Q>:  Good morning Jim.

<A>:  Good morning.

<Q>:  I was just curious, when you’re striking these deals with the integrators now, are you able to get better deals given that there is so few options for them, you know, to goad for a biometrics solution?

<A>:  You know, the...   I don’t know better.

<Q>: Well, let me put it another way.  Is there less resistance on the recurring revenue, sharing of the recurring revenue?

<A>:  Oh, yes.  Yeah, our model has been fairly successfully received by all the integrators.  That is it is a per card or per enrollment type basis, which then by definition leads to recurring revenue in addition to the maintenance that you would pay.  So it really opens up a two-prong recurring revenue stream for us.

<Q>:  Can you give us a sense of the size, say on the recent contract, of what the recurring revenue part could be?

<A>:  You know, some of the enrollments are based on sort of several dollars per card.

<Q>:  Yep.

<A>:  And then plus it’s tough for me David because if there’s additional development work, that would be an additional cost.

<Q>:  Yeah.

<A>:  It may or may not be folded into the card cost.

<Q>:  Right.

<A>:  It may be something that’s paid upfront or sooner than you go to per card.  There might be help in integration, you know, professional services required to do that, which would also be another component.  We are rapidly building a professional services component to our revenue stream as well as we implement these projects, and by requirements we have to.  So it’s really kind of difficult to sort of give you a one size, you know, fits all, but it is a higher number than the original enrollment per enrollment fees that we saw when we introduced the products in 2005-2006, and we’re playing significant roles in these offerings.  So, as I said, we are expecting to receive that slice of the pie that relates to playing the significant role.

<Q>:  Would it be true to say that the system integrators have abandoned their own home-grown solutions?

<A>:  You know, what we’re seeing is what we thought we would see.  There is a, as there always is in virtually any decision, there’s a make or buy fork in the road that you hit, how much to employ your own solutions and sacrificing the time to market that that will take versus employing a solution that’s already out and market tested in a number of high profile demanding locations such as ours, and we’re a partner that is, as we’ve said before, very pleased to produce product on an OEM basis so that the integrator can supply a solution under its brand name or its corporate name, and ImageWare will be the ImageWare inside type of identification, which is quite alright with us provided the economic deal is fair.  So I think that we’re seeing a lot of acceptance.  I don’t know what’s in everybody’s R&D shops, so I can’t speculate on that, but we’re seeing a number of the large ones incorporate the ImageWare solution and/or partner up with ImageWare so that we’ll provide that solution for them when they win an award, and we don’t expect that really to change.  Not that we can see.

<Q>:  So it’s theoretically possible for them to win an award without actually having an engine that works at the time?

<A>:  Oh, I think that may strike some as unusual but actually it’s not uncommon at all for projects to be left and awards to be given on product that is not developed at all yet, and the expectation is is that the large integrators, given their size, capability, financial positions, will just somehow find a way to satisfy what was bid, you know..

<Q>:  Thank you.

Operator:
Thank you.  Our next question is coming from Patrick Kolnick of Findell & Company.  Please proceed with your question.

<Q>:  Good morning Jim and Wayne.

<A>:  Good morning.

<Q>:  Nice to talk to you both.  Could you give me an update on how we’re doing with Honeywell, and have you started to see consistent revenue start to trickle to you month-by-month now because basically you really have this product offering out there and they are actively selling it?

<A>:  Yeah, what Honeywell has...  You know, we signed the agreement in late March and they did a series of integration work on putting our product into their offering.  At that point, we and they or they led the effort, of course, and went out into the market and did a number of very large scale demonstrations for folks, and the Honeywell folks, I believe, used that to refine the product that they were offering to the market and to enhance it so that the market acceptance would be even better.  They’re in the process of taking what they learned in that late spring, early summer series of demos and performing the integration work on it again and have advised us that the plan on showcasing that product in September.  In September and October and November in our industry is really the meat of the trade shows, and so they’ll be showcasing the product at a number of those starting in September.  So, therefore, we haven’t seen the revenue yet, but we’re very pleased with the progress.  They have accomplished a remarkable amount in four months.  It may seem longer, but it has only been four months since they’ve had the product, and now they are ready to go to market.  As they say, contrast back to some of our sales cycles, which have been, you know, quite a bit longer than that.

<Q>:  Okay.  Number two, can you give me an update on your progress with Canada and the visa program with Unisys, and have you heard anything about the passport side of that business?

<A>:  Well, yes I can on both.  The visa is working great.  The pilot that we implemented which was originally structured for a relatively small number of participants has now crossed over and is in excess of 40 thousand participants that are enrolled in the program.  It is running wonderfully well.  Both we and the customer are pleased, our partners at Unisys are pleased.  The Canadian Government announced several weeks ago a request for a bid on the electronic passports, and the closing date for that bid is actually today, and we did bid it with our partner at Unisys, which was our partner in the visa program.  So, you know, we’ll see how long it takes the government there to make a final decision, but obviously we like the potential given our success today with the visa.

<Q>:  And the start of that?

<A>:  It’s really going to be undetermined yet, but I think you should think initially in the several million dollars to ImageWare.  Again, because of the size of the project, there are phases of deployment.  So the first phase to sort of get started would be several million dollars, and then you move on from there.  Often times when you’re doing these implementations the requirements might change as you actually get the real world experience.  You know, here you’re rolling out an electronic passport for the first time, so we expect that there will be some amendments to the plan as we go along.

<Q>:  Okay, and the HSPB 12 program, I’ve not seen anyone else qualify under all the government regulations other than your system.  Is that still correct?

<A>:  No, I think there are others that are out there.  I think one of the differences that we have added is that we have an integrated system that belongs all to us.  We’re not a coalition of three or four or five companies, and I would suggest to you while that may not sound like it makes a difference, it’s an enormous difference because we have tried to take the burden of integration off the customer so they don’t have to worry about my version 4 being compatible with your version 6 or my change in architecture messing up future deployments of the system.  They can count on one vendor to supply their needs.  In the VA case, the bid actually specified the ImageWare system or its equivalent, and, of course, ImageWare was selected, as you know.

<Q>:  Correct.  Okay, terrific.  Thank you so much.

<A>:  You bet.

Operator:
Thank you.  At this time, I would like to turn the floor back over to Mr. Miller for our closing comments.

 Jim Miller - ImageWare Systems - Chairman and CEO:
Well, thank you and thank you all for your time and attention today.  Again, we appreciate your support.  I’d like to reiterate we’ve been pretty busy working with Honeywell, General Electric, Oracle, and Unisys, and the VA, and we are very excited about those opportunities going forward, and we look forward to reporting to you not only in the next quarterly conference but, of course, in our disclosures along the way.  We’re presenting this afternoon at the Canaccord Adams Conference in Boston and look forward to other investor outreaches during the quarter.  Again, we thank you for your patience, for your support, and we look forward to continuing to report our progress to you as we move down the trail.  Thanks again.

Operator:
Ladies and gentlemen, thank you for your participation.  This does conclude today’s teleconference.  You may disconnect your lines at this time and have a wonderful day.